SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2004

THORNBURG MORTGAGE, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-11914 (Commission File Number)	85-0404134 (I.R.S. Employer Identification No.)

	150 Washington Avenue, Suite 302 Santa Fe, New Mexico (Address of principal executive offices)	87501 (Zip Code)

Registrant’s telephone number, including area code:  (505) 989-1900

N/A
(Former name or former address, if changed since last report.)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

     On November 10, 2004, Thornburg Mortgage, Inc. (the “Company”) entered into an Underwriting Agreement (the “Agreement”) with Credit Suisse First Boston (the “Underwriter”) and Thornburg Mortgage Advisory Corporation (the “Manager”) relating to the sale of $50 million of the Company’s 8% Senior Notes due 2013 (the “Notes”). The Notes will mature on May 15, 2013. The Company will pay interest on the Notes on each May 15 and November 15 to holders of record on the immediately preceding May 1 and November 1. The first interest payment date of the Notes will be May 15, 2005.

     The Notes will be part of a series of notes issued initially on May 15, 2003 in the aggregate principal amount of $200 million. The Company subsequently issued additional notes of the same series on December 2, 2003 in the aggregate principal amount of $55 million. The Notes will form a single class and series with those previously issued notes. Upon completion of this offering, $305 million of the Company’s 8% Senior Notes due 2013 will be outstanding.

     The aggregate net proceeds to the Company (after deducting underwriting discounts and estimated expenses) are estimated to be approximately $52.7 million.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits

     The following exhibit is filed as part of this report in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit	Name of Exhibit
1.16	Underwriting Agreement, dated November 10, 2004, by and among the Company, the Manager and the Underwriter

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THORNBURG MORTGAGE, INC.
Date: November 15, 2004	By:	/s/ Michael B. Jeffers
Michael B. Jeffers, Secretary

EXHIBIT INDEX

EXHIBIT	NAME OF
NUMBER	EXHIBIT
1.16	Underwriting Agreement, dated November 10, 2004, by and among the Company, the Manager and the Underwriter